Exhibit 10.1

RAIT Financial Trust

February 17, 2017

Paul W. Kopsky, Jr.

1403 Carriage Crossing Ln.

Chesterfield, Missouri 63005

Dear Mr. Kopsky:

On behalf of RAIT Financial Trust (“the “Company”), I am pleased to offer you employment as Chief Financial Officer and Treasurer of the Company. You will assume these titles upon the resignation of the current Chief Financial Officer and Treasurer of the Company which is expected to occur after the filing of the Company’s 2016 Annual Report on Form 10-K with the SEC. Your employment shall commence on or about February 27, 2017. You will perform your duties for the Company with its primary offices located in Philadelphia, PA and report directly to me. The purpose of this letter is to summarize the key terms of your employment with the Company, should you accept our offer.

The terms of your employment by the Company are set forth in an Employment Agreement (the “Employment Agreement”) being delivered to you together with this letter. The Employment Agreement provides that, in compensation for your services, you shall receive an annual base salary of $450,000, payable in accordance with the Company’s customary payroll practices. The Employment Agreement also provides that you are eligible to receive annual bonuses in such amounts as the Compensation Committee of the Board of Trustees of the Company (the “Committee”) may approve in its sole discretion or under the terms of any annual incentive plan of the Company maintained for other senior level executives. With respect to 2017 bonuses, you will be included in the Company’s 2017 award opportunities (the “2017 Awards”) to be established by the Committee for the Company’s executive officers who are eligible officers (the “Eligible Officers”), including that you will be eligible for a 2017 target cash bonus award of $450,000 and 2017 long term equity awards with an aggregate target value of $650,000. The other terms of your 2017 Awards will be consistent with those for the other Eligible Officers. You will be entitled to participate in the Company’s customary employee benefits, including health insurance and a retirement savings plan under Section 401(k) of the Internal Revenue Code. This is an exempt position, which means you are not entitled to overtime. You will be entitled to 23 days of paid time off (“PTO”) per year. The terms of these benefits and use of PTO are described in the Company’s Employee Handbook, as in effect from time to time. With the exception of base salary, other awards and benefits noted above will not be pro-rated for 2017.  For the avoidance of doubt, the Company reserves the right to terminate, amend or modify all human resources policies and benefits programs described herein without notice. The Company will reimburse you for reasonable out of pocket travel expenses related to your employment by the Company. The Company will also agree to indemnify you for liabilities and expenses arising out of your employment in accordance with the terms of the Company’s standard indemnification agreement with its executive officers.

You have represented to us that you are under no contractual obligation to refrain from working for a competitor of any prior employer. Nonetheless, during your prior employment, you may have had access to trade secrets or proprietary information of your prior employer that may continue to be of value to your prior employer. That information remains the property of your prior employer. Consequently, you must be particularly careful not to disclose your prior employer’s trade secrets or proprietary information to anyone within the Company, or to use those trade secrets and proprietary information in the course of your duties with the Company.

You should also immediately return to your prior employer any of its property that is currently in your possession and refrain from bringing any such property onto the Company’s premises.

This offer is contingent upon satisfactory completion of the Company’s background checks, the execution and delivery of the Employment Agreement and the approval of the Committee.

If you agree with the terms and conditions of this offer letter, please indicate below by signing and dating both original copies of this letter in the spaces provided and return an executed copy to me.

Should you decide to join the Company, I know you would make a significant contribution to the Company’s efforts. I am very much looking forward to working with you and hope you will join our team in building a great company.

Sincerely,

/s/ Scott Davidson

Scott Davidson Chief Executive Officer

The above terms are accepted and approved:

Paul W. Kopsky, Jr.

Name: Paul W. Kopsky, Jr.

Dated: February 17, 2017